Exhibit 5.1

25 November 2015

Matter No.:386268

Doc Ref: 10526438.3

(441) 278-7969

Michael.frith@conyersdill.com

Maiden Holdings, Ltd.

131 Front Street, 2nd floor

Hamilton HM12

Bermuda

Dear Sirs,

Re: Maiden Holdings, Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the offer and sale by the Company of 6,000,000 7.125% Non-Cumulative Preference Shares, Series C (“Preference Shares”), together with an additional 600,000 Preference Shares to be issued and sold to the various Underwriters for the sole purpose of covering over-allotments in connection with the sale of the Preference Shares (collectively referred to as the “Securities”), pursuant to an Underwriting Agreement dated 18 November 2015 (the "Underwriting Agreement"), among the Company, and Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I thereto (the "Underwriters"). The Securities will be issued and sold pursuant to the prospectus supplement dated 18 November 2015 (the “Prospectus Supplement”) supplementing the prospectus dated 9 November 2015 (the “Base Prospectus”) that forms part of the Registration Statement (File No. 333-207904) of the Company. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

For the purposes of giving this opinion, we have examined a copy of the Underwriting Agreement, the Prospectus, the Registration Statement, the Certificate of Designations of the Securities certified by the Secretary of the Company on 25 November 2015 and extracts of minutes of a meeting of the Company’s Board of Directors held on 4 November 2015 certified by the Secretary of the Company on 17 November 2015 (such extracts to be collectively referred to herein as the “Resolutions”). We have also reviewed the memorandum of association and the bye-laws of the Company (the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 20 November 2015, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Prospectus and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions and remain in full force and effect and have not been rescinded or amended; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) that upon issue of any shares of the Company, the Company will receive consideration for the full issue price thereof, which was equal to at least the par value thereof; and (h) that on the date of the issuance of the Securities, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and the issuance by the Company of the Securities and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda and is in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	The Securities have been duly authorized by the Company and, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and will not be subject to any statutory pre-emptive or similar rights.

We hereby consent to the filing of this opinion as an exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited